Exhibit 10.4

AGREEMENT

          THIS AGREEMENT (the "Agreement") is made and entered into as of September 2, 2002 (the "Effective Date") between United Air Lines, Inc. ("UA") and UAL Corporation ("UAL", UA and UAL sometimes collectively referred to as "United") and Rono J. Dutta residing at 1044 Mohawk Road, Wilmette, Illinois 60091 (sometimes referred to as "Executive").

          WHEREAS, Executive has served and is presently serving as an officer of UA (such position is hereinafter referred to as the "Executive Position"), and may hold various other positions and directorships with UA, UAL, or subsidiaries or affiliates thereof;

          WHEREAS, Executive wishes to terminate his employment with United;

          WHEREAS, United wishes to retain certain limited services of Executive, and Executive wishes to provide said services to United, in accordance with the terms and conditions set forth herein; and

          WHEREAS, Executive has agreed in this Agreement to provide such services and to release United from certain liabilities, as set forth in this Agreement, arising out of Executive's ceasing to serve in the Executive Position;

          NOW, THEREFORE, it is agreed by and between United and Executive as follows:

          1.    Relinquishment of Title; Continued Employment.  Executive hereby ceases to serve in the Executive Position, effective as of the Effective Date.  Thereafter, Executive will continue to be actively employed by United, but Executive will perform services for United by being "on call", including testifying on behalf of United and consulting with executives of United, and subject to such other assignments consistent with Executive's experience and reasonably acceptable to Executive as may be reasonably requested by either the person who is Executive's supervisor immediately prior to the Effective Date (the "Supervisor") or the Supervisor's successor, provided, however, that such "on call" services will be scheduled so as not to interfere unreasonably with Executive's business or personal affairs; and will not exceed five days in any calendar month or fifteen days in any calendar year.  Except as otherwise provided in Paragraphs 2, 4 and 6, nothing in this Agreement shall restrict or limit Executive's right to be employed by others or to be self-employed during the Term (as defined in Paragraph 2 below) or deprive Executive of his right to benefits (as specified in Paragraph 3(C) below) during the Term.

          2.    Time Period of Employment; Retirement.  A.   United agrees to employ Executive and Executive agrees to be employed by United on the basis stated in Paragraph 1 from the Effective Date through the earlier of (i) 11:59 p.m. of August 31, 2006, or (ii) the termination of this Agreement and Executive's employment pursuant to Paragraph 4 hereof (such period, the "Term").

          B.      At the end of the Term, Executive shall be deemed to have retired as an active officer of UA for purposes of United's employee benefit plans, including, but not limited to, retiree medical plans and retiree travel policies (collectively, the "United Benefit Plans") in accordance with the terms of each United Benefit Plan.  Notwithstanding the foregoing, if the Term ends pursuant to Paragraph 2(A)(ii) above, by virtue of the operation of Paragraph 4 below, Executive shall not be deemed to have retired at the end of the Term for purposes of the United Benefit Plans but, in the case of paragraph 4(i), Executive's beneficiaries will have the benefits accorded to the beneficiaries of an active officer who dies.  The Term will not end in the event Executive becomes disabled such that he would qualify for long term disability benefits under the terms of any long-term disability plan or program of United whether or not he is covered by such plan or program.  Notwithstanding any other provision hereof, Executive's qualification for retirement with respect to the Equity Plans and the Other Grants (each as defined in Paragraph 3(C)(vi) hereof) shall be determined pursuant to the provisions of Paragraph 3(C)(vi) hereof.

          3.   Compensation and Benefits.  A. Salary.  United will pay Executive the following salary payments:

                  (i)     Executive's monthly salary as in effective on the Effective Date for the month of September 2002.

                  (ii)     From October 1, 2002 through the end of the Term, United will pay Executive a monthly salary in the amount of $2,000.00. Such payments  will be made on the same schedule as salary payments are made to actively employed officers of United from time to time, currently the 15th and last day of each month.  During the Term, Executive will not be entitled to any increase nor subject to any decrease in such salary payments.  Any amounts will be prorated for any partial month.

                   (iii)     United shall also pay Executive a lump sum payment of $1,600,000.00 upon the expiration of the revocation period set out in paragraph 9(B)(iv).

All payments made pursuant to this Paragraph 3 will be subject to withholding for taxes and other purposes as required by applicable law.  The lump sum payment made pursuant to (iii) of this Paragraph 3 shall not be considered to be Earnings for purposes of any employee benefit plan sponsored by United.
          B.    Incentive Compensation.  If a Performance Incentive Plan (or any successor Plan) award is granted for 2002 performance or thereafter, Executive will not be eligible for any award.

          C.    Benefits.  Notwithstanding what may be provided to other active employees of United from time to time or whether Executive may have been covered by a benefit plan prior to the Effective Date, the only benefits that Executive shall be entitled to during the Term are as follows:

(i) Free and Reduced Rate Transportation.  United shall provide to Executive and his eligibles free and reduced rate transportation of the type granted to actively employed officers in accordance with company regulations as revised from time to time (the "Transportation Benefits").   (ii) United Air Lines, Inc. Management and Salaried Employees' Retirement Plan.  Executive shall continue to participate in (A) the Retirement Plan and (B) the United Air Lines, Inc. Supplemental Retirement Plan (hereinafter collectively the "Retirement Plans") in accordance with their terms, pursuant to which Executive will be credited with Years (and Months) of Participation (and Service) (as such terms are defined in the Retirement Plan) for the period of the Term.   (iii) Management Medical/Dental.  Executive and his eligible dependents shall continue to be covered by the Management Medical/Dental Plan in the same manner as other active management employees.  In the event active management employees are required to pay a portion of the premium or cost for coverage under the Medical/Dental Plan, Executive shall be entitled to such coverage provided he makes all required payments in a timely manner as determined by the Plan Administrator of the Management Medical/Dental Plan.   (iv) Group Life Insurance.  Executive shall continue to be covered by Group Life Insurance including Contributory Life Insurance (if so covered), on the same basis as other active management employees, provided the appropriate payroll deductions are authorized and in accordance with the terms of the policies.   (v) Officer's Accidental Death and Dismemberment Insurance/Split Dollar Life Insurance. Executive's Officer's Accidental Death and Dismemberment coverage will continue until the end of the Term. If Executive is covered by the Officer's Split Dollar Life Insurance as of the Effective Date, Executive will continue to be covered by such insurance until the end of the Term or, if sooner, until UA cancels such coverage for active officers.  The terms of Executive's coverage and option for continuation of the Officer's Split Dollar Life Insurance after the end of the Term or upon cancellation will be explained in a separate letter upon the end of the Term or upon cancellation.   (vi) (a)  Stock.  Executive shall forfeit all vested and unvested stock options granted under UAL's equity incentive plans (the "Equity Plans") prior to the Effective Date.  Executive shall retain any restricted stock granted to him pursuant to the Equity Plans.         (b)  Executive will not be eligible for any grants made under the Equity Plans after the Effective Date.   (vii)      Other Benefits.  Executive will continue to be eligible to participate in the stock purchase plan, 401(k) plan, Flexible Spending Account and Employee Stock Ownership Plan, and be eligible for payroll savings bonds on the same basis as other active employees.  Executive will also be eligible to utilize the Credit Union subject to its rules.

(viii)     Vacation and Holidays.  Executive shall be paid for eight (8) weeks of accrued vacation upon the expiration of the revocation period set out in paragraph 9(B)(iv). No vacation or holiday time will be accrued or taken after the Effective Date.

(ix)      Outplacement Benefits.  For a period of 12 months following the end of the Term, Executive will be provided with outplacement assistance appropriate to the Executive Position held by the Executive prior to the Effective Date.

(x)      Automobile.  UA will transfer title to the automobile provided to Executive by UA immediately prior to the Effective Date.

(xi)     Directors and Officers Liability Insurance.  During the Term United shall cause Executive to be covered by directors and officers liability insurance to the same extent as active directors and officers of United are covered by such insurance.

(xii)     Executive Assistant.  For a period commencing on the Effective Date through December 31, 2002, United will continue to employ Rudi Meskele as Executive's assistant as she is presently employed, provide her with suitable working space and equipment, and authorize her to provide services to Executive as Executive's assistant through December 31, 2002.

                     D.     Each of the benefits enumerated in Paragraph 3(C) is subject to the practices, rules, and regulations of United, as in effect from time to time. E.     (i) Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by Executive hereunder, when taken together with any payment or benefits received or to be received pursuant to the terms of any other plan, arrangement or agreement with United, or any affiliate thereof (all such payments and benefits being hereinafter called "Total Payments") would be subject (in whole or part), to any excise tax (the "Excise Tax") imposed under section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), then, the payments under Paragraph 3(A) shall first be reduced and individual benefits under Paragraph 3(C) shall thereafter be eliminated, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax, but only if (A) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments) is greater than or equal to (B) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments); provided, however, that Executive may elect to have individual benefits under Paragraph 3(C) eliminated prior to any reduction of the cash payments under Paragraphs 3(A).

(ii)     For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a "payment" within the meaning of section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the opinion of tax counsel ("Tax Counsel") reasonably acceptable to Executive and selected by the accounting firm (the "Auditor") which was, immediately prior to the Effective Date, United's independent auditor, does not constitute a "parachute payment" within the meaning of section 280G(b)(2) of the Code (including by reason of section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of section 280G(b)(4)(B) of the Code, in excess of the Base Amount (as defined in section 280G(b)(3) of the Code) allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code.

F.     Air Transportation Safety and System Stabilization Act.

(i)     Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by the Executive hereunder, when taken together with any payment or benefits received or to be received pursuant to the terms of any other plan, arrangement, or agreement with United, or any affiliate thereof which is, in the opinion of counsel selected by United ("Counsel"), included in "Total Compensation" as defined by Section 104(b) of the Air Transportation Safety and System Stabilization Act (the "Act") would, in the opinion of Counsel, exceed the limitation under Section 104(a) of the Act, then the payments under  Paragraph 3(A) included in Total Compensation shall first be reduced and individual benefits under Paragraph 3(C) included in Total Compensation shall thereafter be eliminated, provided, however, that Executive may elect to have individual benefits under Paragraph 3(C) eliminated prior to any reduction of the cash payments under Paragraph 3(A). (ii) Paragraph 3(F)(i) will not apply if (a) United does not apply for Federal credit instrument under the Act by the deadline stipulated in the Act or any amendment thereto or (b) if United does apply for a Federal credit instrument under the Act by the deadline but such Federal credit instrument is not actually issued to United for any reason other than because the Executive's Total Compensation exceeds the limitation under Section 104(a) of the Act.           4.    Termination of Employment Under Agreement.  Executive's employment under this Agreement shall terminate and Executive will no longer have the status of an active employee of United and will no longer be entitled to any of the benefits of this Agreement (including the entitlement to the benefits described in Paragraph 3(C), other than those required by law or otherwise vested), on the happening of the earliest of the following events: (i) Executive's death;

(ii) Any material breach by Executive of Paragraph 6 or 9 hereof or the failure by Executive to provide notice to United pursuant to Paragraph 6(C) hereof;

(iii) Executive's termination for Cause (as defined below).

 For purposes hereof, "Cause" shall mean (a) the willful and continued failure by Executive to substantially perform Executive's duties with United (other than any such failure resulting from Executive's incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to Executive by the Board of Directors of UAL (the "Board"), which demand specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive's duties,  (b) the willful engaging by Executive in conduct, including any conduct that is a violation of Executive's duties set forth under Paragraph 7 or 8 hereof, which is demonstrably and materially injurious to United or its subsidiaries, monetarily or otherwise, or (c) Executive's conviction for the commission of a felony.  For purposes of clauses (a) and (b) of this definition, no act, or failure to act, on Executive's part shall be deemed "willful" unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive's act, or failure to act, was in the best interest of United.

          5.    Regulations.  During his employment, Executive will be governed by applicable United regulations, as in effect from time to time, to the extent that such regulations are consistent with Executive's status as an on-call employee.

6.      Confidentiality.

         A. For purposes of this Agreement "Confidential Information" shall mean and include, but not be limited to, the kinds of services provided or proposed to be provided by United to customers, the manner in which such services are performed or offered to be performed, information concerning United's fleet plan, cost structure, strategic plan, labor strategy, information concerning the creation, acquisition or disposition of products and services, personnel information, and other trade secrets and confidential or proprietary information concerning United's business, but shall not include information which (I) is or becomes generally available to the public other than as a result of a disclosure by Executive, (II) was available to Executive on a non-confidential basis prior to its disclosure by UAL or UA, or (III) becomes available to Executive on a non-confidential basis from a person other than UAL, UA or their officers, directors, employees or agents who is not otherwise bound by any confidentiality obligations with respect to the information provided to Executive (the "Confidential Information").
          B.      (i)  Executive acknowledges that: (a) United's business is intensely competitive and that Executive's employment by United has required and during the Term may continue to require that Executive have access to and knowledge of Confidential Information of United, (b) the direct or indirect disclosure of any Confidential Information would place United at a disadvantage and would do damage, monetary or otherwise, to United's business, and (c) the engaging by Executive in any of the activities prohibited by this Paragraph 6 may constitute improper appropriation or use of such Confidential Information.  Executive expressly acknowledges the trade secret status of the Confidential Information and that the Confidential Information constitutes a protectible business interest of United.
                    (ii)  Whether directly or indirectly, individually, as a director, stockholder, owner, partner, employee, principal, or agent of any business, or in any other capacity, during the Term of this Agreement and for the three (3) year period thereafter, Executive shall not make known, disclose, furnish, make available or utilize any of the Confidential Information, other than in the proper performance of the duties contemplated under this Agreement.  Executive shall return any tangible Confidential Information, including photocopies, extracts and summaries thereof, or any such information stored electronically on tapes, computer disks, or in any other manner that Executive has in his possession (a) on the Effective Date of this Agreement, (b) at the end of the Term, and (c) at such time as United requests Executive to do so.
                     (iii)  Executive acknowledges and agrees that due to the confidential and proprietary nature of the Confidential Information he or she possesses, a breach or threatened breach by him or her of any of the provisions contained in this Paragraph 6 will cause United irreparable injury.  Therefore, in addition to any other rights or remedies, Executive agrees that United shall be entitled to a temporary, preliminary, and permanent injunction enjoining or restraining Executive from any such violation or threatened violation, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security.  Executive consents to jurisdiction for such enforcement in any state or federal court in the State of Illinois.
                     (iv)  Executive further acknowledges and agrees that due to the uniqueness of his services and confidential nature of the Confidential Information he possesses, the covenants set forth herein are reasonable and necessary for the protection of the business and goodwill of United.
                      Executive understands that it is United's intent to have this promise of confidentiality enforced to its fullest extent.  Accordingly, Executive and United agree that, if any portion of this promise of confidentiality is unenforceable, the court should still construe and enforce this promise of confidentiality to the fullest extent permitted by law.
                       C.     Executive agrees not to take a Competitive Position (as defined below) for a Competitor (as defined below) for the period commencing on the Effective Date and ending on September 2, 2003.  For purposes of this Agreement, (1) "Competitor" means any airline or air carrier or any company affiliated directly or indirectly with another airline or air carrier provided each case such entity is a direct and material competitor of the Company, and (2) "Competitive Position" means becoming employed by, a member of the board of directors of, a consultant to, or to otherwise provide services of any nature to a Competitor directly or indirectly.  If on or before September 3, 2003, Executive desires to provide services whether as a consultant, employee or otherwise to a Competitor or possible Competitor Executive shall notify United in writing by registered mail addressed to the General Counsel of United at its principal World Headquarters offices.  Within ten days United shall either (x) determine that such entity is not a Competitor, or (y) determine that such entity is a Competitor, and if the entity is a Competitor, United will reasonably consider such request and will not unreasonably withhold, delay, or condition its consent to Executive's providing services to such entity; and in either case give prompt written notice of such decision to Executive.
                         D.      Executive agrees to keep the terms of and circumstances surrounding this Agreement and of his working arrangement, as defined herein, confidential except that the source and amount of his income may be revealed as necessary for tax, loan purposes and the like and except as set forth in the mutually agreed announcement by United and Executive, and except that Executive may advise any prospective or future employer of the provisions this Paragraph 6.
          7.    Non-Disparagement.  A.  Executive agrees not to make, or cause to be made, any statement, observation or opinion, or communicate any information (whether oral or written, directly or indirectly) that (a) accuses or implies that United and/or any of its parents, subsidiaries and affiliates, together with their respective present or former officers, directors, partners, shareholders, employees and agents, and each of their predecessors, successors and assigns, engaged in any wrongful, unlawful or improper conduct, whether relating to Executive's employment (or the termination thereof), the business or operations of United, or otherwise; or (b) disparages, impugns or in any way reflects adversely upon the business or reputation of United and/or any of its parents, subsidiaries and affiliates, together with their respective present or former officers, directors, partners, shareholders, employees and agents, and each of their predecessors, successors and assigns.
           B. United agrees not to authorize any statement, observation or opinion (whether oral or written, direct or indirect) that is materially injurious to Executive and that (a) accuses or implies that Executive engaged in any wrongful, unlawful or improper conduct relating to Executive's employment with United or (b) disparages, impugns or in any way reflects adversely upon the reputation of Executive.
           C. Nothing herein shall be deemed to preclude Executive or United from providing truthful testimony or information pursuant to subpoena, court order or similar legal process.
          8.    Non-Solicitation of Employees:  Executive agrees that Executive will not, for a period of two years following the Effective Date, directly or indirectly, for the benefit of any Competitor (as defined in Paragraph 6(C) hereof) of United, solicit the employment or services of, hire, or assist in the hiring of any person eligible for the Performance Incentive Plan or any successor Plan.

          9.    Assent and Release.  A.  In consideration for the payments and benefits provided in this Agreement, Executive hereby voluntarily, knowingly, willingly, irrevocably, and unconditionally releases UA and UAL together with their respective parents, subsidiaries and affiliates, and each of their respective officers, directors, employees, representatives, attorneys and agents, and each of their respective predecessors, successors and assigns (collectively, the "Releasees") from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, causes of action, rights, costs, losses, debts, and expenses of any nature whatsoever, known or unknown, which against them Executive or his successors or assigns ever had, now have or hereafter can, shall or may have (either directly, indirectly, derivatively or in any other representative capacity) by reason of any matter, fact or cause whatsoever arising from the beginning of time to the date of this Agreement, including without limitation all claims arising under Title VII of the Civil Rights Act of 1991, the federal Age Discrimination in Employment Act of 1967 ("ADEA"), the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, the Equal Pay Act of 1963, each as amended; and all other federal, state or local laws, rules, regulations, judicial decisions or public policies now or hereafter recognized, including but not limited to the California Fair Employment and Housing Act, the Colorado anti-discrimination laws, the Illinois Human Rights Act, the New Jersey Law Against Discrimination and the New York City and State Human Rights Law, each as amended.  This release by Executive of the Releasees also includes, without limitation, all claims arising under each employee pension, employee welfare, and executive compensation plan of United now in effect or hereafter adopted, except for any benefits to be provided to Executive under this Agreement or in the normal course of Executive's employment through the Effective Date.  It is agreed that this paragraph shall survive termination of the Agreement.  Nothing in this Paragraph 9 shall affect or impair any right that Executive has (1) to indemnification pursuant to United's bylaws or any other agreement with United or applicable law, (2) to any vested benefit under United's employee benefit plans, or (3) under this Agreement.

              B.      Executive expressly acknowledges and agrees that, by entering into this Agreement, Executive is waiving any and all rights or claims that he may have arising under the ADEA, as amended, which have arisen on or before the date of execution of this Agreement.  Executive further expressly acknowledges and agrees that:
    (i) In return for this Agreement, Executive will receive compensation beyond that which he was already entitled to receive before entering into this Agreement;        (ii) Executive has been advised by United to consult with an attorney before signing this Agreement;        (iii) Executive was given a copy of this Agreement on September 5, 2002.  Executive has been informed that Executive has not less than twenty-one (21) days from September 5, 2002 within which to consider the Agreement and, if Executive considers this Agreement for fewer than twenty-one (21) days, then Executive agrees that he has had a reasonable period of time to consider the Agreement; and        (iv) Executive was informed that Executive had seven (7) days following the date of execution of the Agreement in which to revoke the Agreement.  After seven (7) days this Agreement will become effective, enforceable and irrevocable unless written revocation is received by the undersigned from Executive on or before the close of business on the seventh (7th) day after Executive executed this Agreement.  If Executive revokes this Agreement it shall not be effective or enforceable and Executive will not receive the compensation or benefits described in this Agreement.
            C.   Waiver of Unknown Claims:  It is the intention of Executive and United in executing this Agreement that the same shall be effective as a bar to each and every claim, demand and cause of action hereinabove specified.  In furtherance of this intention, Executive hereby expressly waives any and all rights and benefits conferred upon Executive by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE, to the extent applicable to Executive, and expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including as well those related to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified.  SECTION 1542 provides:
  "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR." Executive acknowledges that Executive may hereafter discover claims or facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this settlement.

         10.    Non-Assignability; Assignment in the Event of Acquisition or Merger.  This Agreement and the benefits hereunder are not assignable or transferable by Executive; the rights and obligations of United under this Agreement will automatically be deemed to be assigned by United to any corporation or entity into which United may be merged or consolidate.

         11.    Applicable Law.  This Agreement shall be construed in accordance with the laws of the State of Illinois, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by the laws of, the State of Illinois, without regard to principles of conflict of laws.

          12.    Paragraph Reference.  Any reference to paragraphs or subparagraphs shall be references to paragraphs or subparagraphs of this Agreement unless expressly stated otherwise.

          13.    Severability.  If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect the other provisions or applications of this Agreement which can be given effect without the invalid provisions or application in accordance with the essential intent and purpose of this Agreement, and to this end the provisions of this Agreement are declared to be severable.  Moreover, if any one or more of the provisions contained in this Agreement is held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law and with the essential intent and purpose of this Agreement.

          14.    Supersedes Prior Agreement(s).  This Agreement supersedes and voids any prior oral or written agreement relating in any way to Executive's employment with UA or UAL which may have been entered into between the parties hereto.  Any change to this Agreement after the Effective Date must be in writing and must be executed by UA, UAL and Executive.

          15.    No Mitigation.  United agrees that Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to Executive by United pursuant to this Agreement.  Furthermore, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by Executive to United, or otherwise.

          16.    Legal Fees; Arbitration.  United shall pay Executive's reasonable legal fees and expenses up to a maximum of $20,000.000 incurred in connection with the review and preparation of this Agreement.  United shall pay to Executive all reasonable legal fees and expenses incurred by Executive in disputing in good faith any issue hereunder or under the or in seeking in good faith to obtain or enforce any benefit or right provided hereunder. Payments requested by Executive pursuant to this Paragraph 16 shall be made, without exception, within five (5) business days after delivery of Executive's written requests for payment accompanied with such evidence of fees and expenses incurred as United reasonably may require.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Chicago, Illinois, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect.  Executive consents to arbitration in Chicago, Illinois, as set forth above, agrees that judgment may be entered in the courts of the State of Illinois on any such arbitration award, consents to the jurisdiction of the courts of Illinois, both state and federal, for the enforcement of any such arbitration award and agrees not to disturb such choice of forum.  Notwithstanding the above, Executive further agrees that United may seek temporary, preliminary or permanent injunctive relief to enforce the provisions contained in Paragraph 6, without first proceeding to arbitration.

          United and Executive, having read and understood this Agreement and, having consulted with others as appropriate, hereby agree to be bound by its terms.

          IN WITNESS WHEREOF, the parties have executed this Agreement effective as of September 2, 2002, at the World Headquarters of United Air Lines, Inc., 1200 East Algonquin Road, Elk Grove Twp., Illinois 60007.

UAL CORPORATION AND                                                       EXECUTIVE
UNITED AIR LINES, INC.

  By:        /s/ Glenn F. Tilton                                                               /s/ Rono J. Dutta
Name:  Glenn F. Tilton                                                                    Rono J. Dutta
Title:     Chairman and Chief
             Executive Officer